Exhibit 99.1

Cautionary Statement

UAL Corporation (the "Company") and its representatives from time to time participate in speeches and calls with market analysts, conferences with investors and potential investors of the Company and United Air Lines, Inc. securities, and other meetings and conferences.  Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.

It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy.  Some factors that could significantly impact expected capacity, traffic, load factors, yields, revenues, unit revenues, expenses, costs, unit costs, capital spending, cash flows, pre-tax margins, earnings, earnings per share, price to earnings ratios, debt load and other forward-looking information contained in any speeches, calls, meetings and conferences include, without limitation, the adverse impact of the September 11 terrorist attacks on the economy in general; the demand for air travel; the ability to reduce operating costs and conserve financial resources, taking into account increased costs incurred or to be incurred as a consequence of the attacks; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to reduce costs to a level that takes into account the size of United's operation; the ability to raise financing in light of the September 11 events; the cost of crude oil and jet fuel; airline pricing environment; industry capacity decisions; competitors' route decisions; the success of the Company's cost-reduction efforts; results of union contract negotiations and their impact on labor costs and operations; the willingness of customers to travel; continued benefits of strategic airline alliances; actions of the U.S., foreign and local governments; foreign currency exchange-rate fluctuations; the stability of the U.S. economy; inflation; the economic environment of the airline industry and the economic environment in general.

Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of any speech, call, meeting or conference.  Investors should not place undue reliance on the forward-looking information contained in any such format, which speaks only as of the date the statement was made.  The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.